Mobile PET Systems Announces Record Revenues and Increase for Quarter Ended March 31st

“MBPT crosses threshold of profitability and continues strong growth”

San Diego, CA (BW Health Wire) April 9, 2002—Mobile PET Systems, Inc. (OTCBB: MBPT), a leading provider of Positron Emission Tomography (PET) imaging services to healthcare entities, today, announced fiscal Q3 preliminary revenues.

Unaudited preliminary revenues for 3rd quarter ended March 31, 2002 increased to $4,619,077 compared to the same quarter last year of $2,308,196 an increase of 100.1%. For the first 9 months ended March 31 of the fiscal year 2002 revenues grew to $12,448,271 a 292% increase over the same period last year. Preliminary indications are that Mobile PET Systems, Inc. will post its first profit in the month of March 2002 in the approximate amount of $12,000. The Company presently expects to post an estimated net loss for the quarter of approximately $1,079,822 of which approximately $413,500 is a non-cash loss due to a one-time investment related to an Investor Relations program.

“Paul J. Crowe, Chief Executive Officer stated, “We are pleased with the continued fiscal performance achieved through the 3rd quarter FY 2002. The Company increased revenues without deploying additional PET systems, demonstrating a higher level of utilization of this procedure by physicians. Our company has performed over 20,000 PET procedures since commencement of our services in June of 1999. We continue to expand in the US and UK from increasing service demands from professionals and through strategic partnerships”.

About PET

Positron Emission Tomography (PET) is a diagnostic imaging procedure that displays metabolic rather than anatomical characteristics of disease. PET effectively detects and stages many cancers, cardiac, and neurological disorders at their earliest stages, influencing treatment options, eliminating redundant medical testing, hospitalization or non-beneficial therapies. The Company’s clinical web site, www.PETadvances.com, addresses questions about different disorders and how molecular imaging can assist and benefit patients and their physicians.

About Mobile PET Systems, Inc.

Mobile PET Systems, Inc., is a national service provider of Positron Emission Tomography (PET) imaging services in the United States and United Kingdom. Our contracted services enable hospitals and other healthcare professionals the ability to access, offer, and provide this advanced diagnostic imaging patient service. For further information telephone (619) 226-6738, or contact our web site @www.mobilepet.com

Corporate Communications: Jill Janik, Mobile PET Systems, Inc. janik@mobilepet.com
Investor Relations: Leonard MacMillan, Mobile PET Systems, Inc. macmillan@mobilepet.com

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The company undertakes no obligation to publicly release to these forward-looking statements made to reflect events or circumstances after the date hereof.